Exhibit 5.1

Goodwin Procter LLP
Three Embarcadero Center
San Francisco, CA 94111 goodwinlaw.com
+1 415 733-6000

February 9, 2024

Graphite Bio, Inc.

611 Gateway Blvd, Suite 120

South San Francisco, CA 94080

Re:	Securities Registered under Registration Statement on Form S-4

We have acted as counsel to you in connection with your filing of a Registration Statement on Form S-4 (File No. 333-275919) (as amended or supplemented, the “Registration Statement”) pursuant to the Securities Act of 1933, as amended (the “Securities Act”), relating to the registration of the offering by Graphite Bio, Inc., a Delaware corporation (the “Company”), of up to 94,549,950 shares (the “Shares”) of the Company’s common stock, $0.00001 par value per share (the “Common Stock”) (subject to adjustment based on the final exchange ratio as described in the Registration Statement). The Shares (a) are being issued to the stockholders of Lenz Therapeutics, Inc., a Delaware corporation (“LENZ”) pursuant to the merger contemplated by the Agreement and Plan of Merger, dated as of November 14, 2023, by and among the Company, Generate Merger Sub, Inc., a Delaware corporation and a wholly owned subsidiary of the Company, and LENZ (as may be amended and/or restated from time to time, the “Merger Agreement”) (such Shares, the “Common Shares”) or (b) shall become issuable to the warrant holders of LENZ pursuant to the Merger Agreement upon the exercise of their warrants (such warrants, the “Warrants”) following the closing of the merger (such Shares, the “Warrant Shares”).

We have reviewed such documents and made such examination of law as we have deemed appropriate to give the opinions set forth below. We have relied, without independent verification, on certificates of public officials and, as to matters of fact material to the opinions set forth below, on certificates of officers of the Company. For purposes of the opinion set forth below, we have assumed that no event occurs that causes the number of authorized but unissued shares of Common Stock available for issuance by the Company to be less than the number of unissued Common Shares when such Common Shares are issued upon the closing of the merger, and the number of unissued Warrant Shares when such Warrant Shares are issued upon the exercise of the Warrants following the closing of the merger.

The opinions set forth below are limited to the Delaware General Corporation Law.

Based on the foregoing, we are of the opinion that:

(i) the Common Shares have been duly authorized and, upon issuance and delivery in exchange for the outstanding shares of capital stock of LENZ in accordance with the terms of the Merger Agreement, the Common Shares will be validly issued, fully paid and non-assessable; and

Graphite Bio, Inc.

February 9, 2024

(ii) the Warrant Shares, upon issuance and delivery thereof in accordance with the terms of the Merger Agreement upon the exercise of the Warrants following the closing of the merger, will be validly issued, fully paid and non-assessable.

This opinion letter and the opinions it contains shall be interpreted in accordance with the Core Opinion Principles as published in 74 Business Lawyer 815 (Summer 2019).

We hereby consent to the inclusion of this opinion as Exhibit 5.1 to the Registration Statement and to the references to our firm under the caption “Legal Matters” in the Registration Statement. In giving our consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations thereunder.

Very truly yours,

/s/ Goodwin Procter LLP
GOODWIN PROCTER LLP